                                                                    EXHIBIT 12.1

                         THERMO INSTRUMENT SYSTEMS INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                         THREE
                                                                        MONTHS
                                            YEAR ENDED                   ENDED
                            ------------------------------------------ ---------
                                                                       MARCH 29,
                             1992    1993     1994     1995     1996     1997
                            ------- ------- -------- -------- -------- ---------
Income from continuing
 operations before
 provision for income
 taxes ...................  $54,429 $75,240 $ 95,768 $122,017 $184,478  $51,357
Add:
  Minority interest in
   consolidated
   subsidiaries with fixed
   charges................      --      --       112    1,324    5,376    2,138
  Interest on indebtedness
   and amortization of
   debt expense...........   11,389  14,384   15,761   18,129   28,923    8,460
  Portion of rents
   representative of the
   interest factor (1)....    1,964   2,724    3,009    3,704    7,024    2,023
                            ------- ------- -------- -------- --------  -------
    Income, As Adjusted...  $67,782 $92,348 $114,650 $145,174 $225,801  $63,978
                            ======= ======= ======== ======== ========  =======
Fixed Charges:
  Interest on indebtedness
   and amortization of
   debt expense...........  $11,389 $14,384 $ 15,761 $ 18,129 $ 28,923  $ 8,460
  Portion of rents
   representative of the
   interest factor (1)....    1,964   2,724    3,009    3,704    7,024    2,023
                            ------- ------- -------- -------- --------  -------
    Fixed Charges.........  $13,353 $17,108 $ 18,770 $ 21,833 $ 35,947  $10,483
                            ======= ======= ======== ======== ========  =======
Ratio of Earnings to Fixed
 Charges..................     5.08    5.40     6.11     6.65     6.28     6.10
                            ======= ======= ======== ======== ========  =======
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(1) Portion of rents representative of the interest factor is 1/3 of total rents.